EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ZVUE Appoints Tom Hillman as Interim CFO

SAN FRANCISCO- December 20, 2007 - ZVUE Corporation (NASDAQ: ZVUE) (formerly Handheld Entertainment, Inc.), a global digital entertainment company, today announced that Tom Hillman, Vice President of Strategy and Finance has been appointed Interim Chief Financial Officer. Former CFO Bill Bush has resigned to pursue another opportunity but will remain with the Company as a strategic advisor working with CEO Jeff Oscodar and Tom Hillman.

“Tom’s experience and wisdom has been a great asset to our company since his arrival. He played a crucial role in the completion of the eBaum’s World acquisition and has already assumed significant operational responsibilities. I’m looking forward to continuing to work with him in his new role as we execute on the Company’s plan. Tom and I will continue to enjoy Bill’s counsel on financial and strategic initiatives,” said Jeff Oscodar, President and CEO of ZVUE Corporation.

Before joining ZVUE, Hillman served as financial advisor to a number of start-up organizations and was a key member of the financial management team of publicly traded Dreyer’s Grand Ice Cream for 13 years, serving as Assistant Treasurer and as well as directing the company’s financial planning and analysis activities. During his tenure, Dreyer’s grew from $380 million to over $2 billion in sales and was ultimately acquired by Nestle in a multi-billion dollar transaction. Prior to Dreyer’s, Hillman held financial positions with an investment banking firm and Ernst & Young after graduating from Stanford University with a degree in economics.

About ZVUE Corporation

ZVUE Corporation (formerly HandHeld Entertainment, Inc.) (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com™, Holylemon.com™, UnOriginal.co.uk™, YourDailyMedia.com™, Dorks.com™, FunMansion.com™ and ZVUE.com™) is consistently among the top-five companies providing user-generated video online. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com .

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HandHeld Entertainment, ZVUE, ZVUE.com, ZVUE Networks, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com and FunMansion.com are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth from time to time in HandHeld Entertainment’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the Company with the SEC. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACT:
Peter Evers, Double Forte, 415-848-8106, pevers@double-forte.com

INVESTOR CONTACT:
Scott Wilson, The Blueshirt Group, 415-489-2188, scott@blueshirtgroup.com